EXHIBIT 10.15


                                             February 8, 1996



Chronimed Inc.
13911 Ridgedale Drive
Minnetonka, MN  55305

Attention:  Mr. Norman A. Cocke

Dear Mr. Cocke:

         We refer to the Letter Loan Agreement dated as of December 16, 1992, as amended to date (the "Agreement"; capitalized terms not defined herein being used herein as therein defined), by and between Chronimed Inc. (the "Borrower") and us.

         On the "Effective Date" (as defined below), we hereby agree with the Borrower to amend the Agreement as follows:

                  a. Section 2(a) is amended by changing the date "December 31,1995" appearing therein to the date "December 31, 1996";

                  b. Section 6(a) is amended in its entirety to read as follows:

                           "(a) Furnish to the Bank:

                                             (i) as soon as available and in any
                                    event within 90 days after the end of each of the Borrower's fiscal years, a copy of the Borrower's annual report, including balance sheet and related statements of earnings, and stockholders' equity and cash flow for such fiscal year, with comparative figures for the preceding fiscal year, prepared in accordance with GAAP and certified without qualification or exception by Ernst & Young or other independent public accountants satisfactory to the Bank and accompanied by the management letter, if any, delivered by such independent public accountants to the Borrower and the Borrower's response thereto;


                                             (ii) as soon as available and in
                                    any event within 45 days after the end of each quarter of the Borrower's fiscal year, a copy of the Borrower's internally prepared financial statements, consisting of a balance sheet as of the close of such quarter and related statements of earnings for such quarter and from the beginning of such fiscal year to the end of such quarter prepared in accordance with GAAP; subject, however, to year-end adjustments which, in the aggregate, are not materially adverse and the omission of footnotes and certified as accurate by the Borrower's chief financial officer or treasurer;

                                             (iii) promptly after the sending or
                                    filing thereof, copies of all regularly
                                    prepared reports (including, without
                                    limitation, Forms 10-K and 10- Q or any
                                    successor reports) that the Borrower files with the Securities and Exchange Commission or sends to any of its security holders; and

                                             (iv) such other financial or other
                                    information or certification as the Bank may reasonably request.";

                  c. Section 6(i) shall be deleted in its entirety;

                  d. Section 6(j) shall be deleted in its entirety;

                  e. Section 7(a) is amended in its entirety to read as follows:

                                    "(a) create security interests or mortgages
                           encumbering any of its assets except: (i) security interests in favor of the Bank; (ii) other security interests created after the date of this Agreement in connection with the incurrance of capitalized lease obligations or other purchase money indebtedness permitted by this Agreement but only to the extent that: (A) such security interest attaches only to the fixed assets then being acquired by the Borrower; (2) does not attach to the Borrower's Current Assets; (3) does not secure any other Indebtedness; and (4) the aggregate outstanding principal amount of such secured indebtedness does not exceed $500,000.00 at any time; and (c) at the time such security interest is granted, the Borrower is in full compliance with the terms of this Agreement and the other Loan Documents; or (iii) other security interests described on Schedule B attached hereto and incorporated herein by reference;";

                  f. Section 7(b) is amended in its entirety to read as follows:

                                    "(b) create, incur, assume or suffer to
                           exist any interest-bearing indebtedness other than:
                           (i) the indebtedness under this Agreement or any other Loan Document; (ii) capitalized lease obligations created or purchase money indebtedness incurred after the date of this Agreement in connection with the acquisition of fixed assets so long as the aggregate outstanding principal amount of such indebtedness does not exceed $500,000.00 at any time; (iii) other indebtedness described on Schedule C attached hereto and incorporated herein by reference; or (iv) other indebtedness so long as the aggregate outstanding principal amount of such secured indebtedness does not exceed $2,500,000.00 at any time; provided, however, that, after the aggregate outstanding principal amount of all such indebtedness exceeds $500,000.00 (or would exceed $500,000.00 after giving effect to such indebtedness) the Borrower must provide the Bank with 30 days prior written notice of its intent to incur such indebtedness;";

                  g. Section 7(d) is amended in its entirety to read as follows:

                                    "(d) either: (i) consolidate with or merge
                           into or with any other entity or entities; or (ii) acquire all or any material portion of the assets or a material portion of the business of any other entity or entities (whether in one or a series of related transactions) where, for purposes of this section, "material" shall mean assets or businesses requiring the payment of at least $5,000,000.00 of consideration in all related transactions; provided, however, that the Borrower must provide the Bank with 30 days prior written notice of its intent to acquire the assets or business of any other entity or entities (whether in one or a series of related transactions or whether such acquisition involves a material amount of the assets of such entity or a material portion of such entity's business);";

                  h. Section 7(e) is amended in its entirety to read as follows:

                                    "(e) declare or pay any dividends (except
                           for stock dividends), purchase, redeem, retire, or otherwise acquire for value any of its capital stock (or any warrant or option to purchase any such stock) now or hereafter outstanding, return any capital to its stockholders as such, or make any distribution of assets to its stockholders as such (any such payment, redemption, retirement, acquisition or other restricted transaction being a 'Restricted Payment') except that the Borrower may make Restricted Payments so long as: (i) no Default or Event of Default has occurred and is continuing at the time of any Restricted Payment or would result therefrom; or (ii) the aggregate amount of Restricted Payments, after giving effect to the proposed Restricted Payment, made during any four fiscal quarter period does not exceed 25% of the Borrower's after-tax net income during such four fiscal quarter period determined in accordance with GAAP where such net income is adjusted to exclude the amount of non-operating income or gain included in such net income;"; and

                  i. Section 7(i) amended in its entirety to read as follows:

                                    "(i) permit the direct or indirect transfer,
                           distribution or payment of any of its funds, assets or property to any officer, director, shareholder or Affiliate or to any member of any such person's immediately family, if the fair market value of the relevant funds, assets or property involved in any single transaction (and its related transactions) exceeds an aggregate amount of $250,000.00 or if the fair market value of the relevant funds, assets or property involved in all transactions exceeds an aggregate amount of $500,000.00 during any fiscal year, regardless of whether such transfer, distribution or payment occurs by means of a loan or advance, an investment in (by capital contribution or otherwise) or a purchase or repurchase of any stock or indebtedness or any assets or properties, a sale or lease of assets or properties, a guarantee, assumption, endorsement or other transaction where the Borrower agrees to discharge or assume (directly or indirectly, through the purchase of goods, supplies or services or otherwise) the indebtedness, performance, capability, obligations, dividends or agreement for the furnishing of funds of any such person or otherwise; provided, however, that aggregate outstanding principal amount of all loans and advances to any or all of such persons shall not exceed $500,000.00.".

         This letter amendment shall be effective (the "Effective Date") as of the date first above written when we receive copies of this letter amendment executed by the Borrower together with the following:

                  a. A Replacement Demand Revolving Credit Note (the "Replacement Note") in a form provided by us appropriately completed and duly executed by the Borrower; and

                  b. Such other documents, instruments or certificates as we may request.

         By executing this letter amendment, the Borrower further agrees with us that:

                  a. upon the Effective Date, each reference in: (i) the Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import referring to the Agreement, and each reference to the "Loan Agreement," "thereunder," "thereof," "therein" or words of like import referring to the Loan Agreement in any other Loan Document shall mean and be a reference to the Agreement as amended hereby; and (ii) each reference in any Loan Document to "the Note," "thereunder," "thereof," "therein" or words of like import referring to the Note shall mean and be a reference to the Replacement Note;

                  b. except as specifically amended by the terms hereof, the Agreement remains in full force and effect and is hereby ratified and confirmed.

         To induce us to enter into this letter amendment, the Borrower represents and warrants to us that:

                  a. The execution, delivery and performance by the Borrower of this letter amendment, the Replacement Note and each other document executed or delivered by the Borrower in connection herewith have been duly authorized by all necessary corporate action, do not require any approval or consent of, or any registration, qualification or filing with, any governmental agency or authority or any approval or consent of any other person (including, without limitation, any stockholder), do not and will not conflict with, result in any violation of or constitute any default under, any provision of the Borrower's articles of incorporation or bylaws, any agreement binding on or applicable to the Borrower or any of its property, or any law or governmental regulation or court decree or order, binding upon or applicable to the Borrower or of any of its property and will not result in the creation or imposition of any security interest or other lien or encumbrance in or on any of the Borrower's property pursuant to the provisions of any agreement applicable to the Borrower or any of its property;

                  b. The representations and warranties contained in Section 5 of the Agreement are true and correct as of the date hereof as though made on that date after giving effect to this letter amendment except that the representations and warranties set forth in Section 5(i) of the Agreement to the financial statements of the Borrower shall be deemed a reference to the audited and unaudited financial statements of the Borrower then most recently delivered to us pursuant to Section 6(a) of the Agreement;

                  c. The Agreement as amended by this letter amendment, the Replacement Note and each other Loan Document are the legal, valid and binding obligations of the Borrower and are enforceable in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws, rulings or decisions at the time in effect affecting the enforceability of rights of creditors generally and to general equitable principles which may limit the right to obtain equitable remedies; and

                  d. No Default or Event of Default has occurred and is continuing as of the date hereof after giving effect to this letter amendment.

         By executing this letter amendment, the Borrower agrees to pay on demand all of our costs and expenses incurred in connection with the preparation, reproduction, execution and delivery of this letter amendment and the other documents to be delivered hereunder including our reasonable attorneys' fees and legal expenses.

         This letter amendment shall be governed by and construed in accordance with the laws of the State of Minnesota.

         On the Effective Date, we agree with the Borrower that our security interest in the Borrower's now existing or hereafter arising "Inventory", "Equipment" and "General Intangibles" (each quoted term in this paragraph is being used as defined in the Security Agreement) is terminated and released and that, promptly after the occurrence of the Effective Date, we will file appropriate amendments to our financing statements terminating our security interest in such Collateral. The Borrower acknowledges and reaffirms our continuing security interest in the Borrower's now existing or hereafter arising "Accounts and Other Rights to Payment" and the proceeds thereof as provided in the Security Agreement.

                                         Very truly yours,

                                         NATIONAL CITY BANK OF MINNEAPOLIS


                                         By
                                             ---------------------------------
                                         Its




         Accepted and agreed to as of this ____ day of February, 1996.


                                         CHRONIMED INC.


                                         By
                                             ---------------------------------
                                         Its


                    REPLACEMENT DEMAND REVOLVING CREDIT NOTE


$2,500,000.00                                           MINNEAPOLIS, MINNESOTA
                                                              FEBRUARY 8, 1996


         FOR VALUE RECEIVED, ON DEMAND, or, if no earlier demand is made, on December 31, 1996, the undersigned, Chronimed Inc., a Minnesota corporation (the "Borrower"), promises to pay to the order of National City Bank of Minneapolis (the "Bank") the principal sum of Two Million Five Hundred Thousand and No/l00ths Dollars (U.S. $2,500,000.00) or, if less, the aggregate unpaid principal amount of all Advances (as hereinafter defined) made by the Bank to the Borrower pursuant to the Loan Agreement (as hereinafter defined).

         Each Advance shall be made and maintained as a Eurodollar Advance or a Base Rate Advance (each of which is a type of Advance) as agreed upon between the Borrower and the Bank in accordance with the terms hereof. The amount, type, last day of each applicable Interest Period and rate of interest (unless a Base Rate Advance) of each Advance shall be recorded by the Bank in its records, which records shall be rebuttably presumptive evidence of such amount, type, last day of Interest Period and rate.

         The unpaid principal amount of the Advances shall bear interest at the following rates determined as provided hereinafter (each computed on the basis of the actual number of days elapsed in a year consisting of 360 days):

                           (a) On each Base Rate Advance at the Base Rate in
                  effect from time to time per annum;

                           (b) On each Eurodollar Advance, at the applicable
                  Eurodollar Rate plus 2.00% per annum; and

                           (c) On any Advance (of any type) which is not paid
                  when due, at the Base Rate in effect from time to time plus 2.00% per annum but at no time less than 2.00% in excess of the rate applicable on such Advance on the day due.

Interest accrued during a month shall be due and payable on the last day of such month, commencing on February 29, 1996 and continuing through, to and including, the maturity hereof and interest accruing after the maturity hereof shall be payable on demand.

         Both principal and interest are payable in lawful money of the United States of America to the Bank at Minneapolis, Minnesota (or other location specified by the Bank) in immediately available funds.

         For purposes of this Note, in addition to terms defined elsewhere:

                  "Authorized Officer" means any officer, employee or agent of the Borrower designated as such by the Borrower from time to time in a written resolution, which resolution shall become effective when received by the Bank.

                  "Banking Day" means any day on which the Bank is open for business at its principal office in Minneapolis, Minnesota, and, with respect to Eurodollar Advances, on which dealings in Dollars may be carried on by the Bank in the interbank Eurodollar market.

                  "Base Rate" means the rate publicly announced by the Bank from time to time as its reference rate. The Bank may lend to its customers at rates that are at, above, or below the reference rate.

                  "Eurodollar Rate" means a rate per annum (rounded upward, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

                                                   [LIBO Rate]
                   Eurodollar Rate = [                                        ]
                                      ----------------------------------------
                                      [1.00 - Eurocurrency Reserve Percentage]

         In such formula, (i) "Eurocurrency Reserve Percentage" means the average daily percentage (expressed as a decimal) during the applicable Interest Period prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining reserve requirements applicable to "Eurocurrency liabilities" pursuant to Regulation D or any other applicable regulation of the Board of Governors which prescribes such reserve requirements, and any Eurodollar Advance shall be deemed to be a "Eurocurrency liability" as defined in Regulation D, and (ii) "LIBO Rate" means the offered rate for deposits in United States Dollars (rounded upwards, if necessary, to the nearest 1/16 of 1%), for delivery of such deposits on the first day of such Interest Period, for the number of days comprised therein, which appears on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on the day that is two Banking Days preceding the date of such Eurodollar Advance. If at least two rates appear on the Reuters Screen LIBO Page, the rate for an Interest Period, the rate for such Interest Period shall be the arithmetic mean of such rates (rounded as provided above). If fewer than two rates appear, the rate for such Interest Period shall be determined y the Bank based on rates offered to the Bank for United States Dollar deposits in the interbank Eurodollar market. "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuter Monitor Money Rates Service (or such other page as may replace the LIBO Page on that service for the purpose of displaying London interbank offered rates of major banks for United States Dollar deposits).

                  "Interest Period" means, for any Eurodollar Advance, a one-month, two-month or three-month period as selected by the Borrower in accordance with the terms hereof commencing on the date of the making of such Eurodollar Advance provided, however, that:

                  (a) any Interest Period that would otherwise end on a day which is not a Banking Day shall end on the next following Banking Day (unless, in the case of a Eurodollar Advance, such next following Banking Day is the first Banking Day of a calendar month, in which case such Interest Period shall end on the next preceding Banking Day); and

                  (b) no Interest Period may end later than December 31, 1996.

         An Authorized Officer may elect to: (i) designate an Advance (subject to guidelines set forth below) as a Base Rate Advance and/or Eurodollar Advance;
(ii) continue any outstanding Eurodollar Advance from one Interest Period into a subsequent Interest Period to begin on the last day of the earlier Interest Period; or (iii) convert any outstanding type of Advance into another type of Advance (but only on the last day of the applicable Interest Period for a Eurodollar Advance), by giving the Bank notice in writing, or by telephone promptly confirmed in writing if requested by the Bank, given so as to be received by the Bank not later than 11:00 a.m., Minneapolis time, on: (A) the Banking Day of the requested Advance if it is to be made as a Base Rate Advance or the date of the requested continuation or conversion of an Advance if the Advance is to be continued as, or converted into, a Base Rate Advance; or (B) the third Banking Day prior to the day of the requested Advance if the Advance is to be made as a Eurodollar Advance or any Advance is to be continued as, or converted into, a Eurodollar Advance; provided, however, that: (1) no Advance shall be made as a Eurodollar Advance and no Eurodollar Advance shall be continued as such type of Advance and no Base Rate Advance shall be converted into a Eurodollar Advance unless the resulting Eurodollar Advance is at least $100,000.00; and (2) no more than SIX (6) Eurodollar Advances shall be outstanding at any time. Each such notice of designation, continuation or conversion of an Advance shall specify: (1) the effective date of the designation, continuation or conversion (which shall be a Banking Day); (2) the amount and the type or types of Advances following such designation, continuation or conversion; and (3) the Interest Period for the designation, continuation as, or conversion into, a Eurodollar Advance. Absent timely notice of designation, continuation or conversion, each Advance shall be made as a Base Rate Advance and each Eurodollar Advance shall automatically be converted into a Base Rate Advance on the last day of its Interest Period unless paid in full on such last day. No Eurodollar Advance shall be continued as, and no type of Advance shall be converted into, a Eurodollar Advance if a Default or Event of Default shall exist.

         The Borrower hereby authorizes the Bank to rely upon the telephone or written instructions of any person identifying himself as an Authorized Officer and upon any signature which the Bank believes to be genuine, and the Borrower shall be bound thereby in the same manner as if such person were authorized of such signature were genuine. If requested by the Bank, an Authorized Officer shall sign and mail to the Bank a confirmation listing the date, amount and type of each such Advance. Failure by the Borrower to deliver such confirmation shall not affect the obligations of the Borrower hereunder.

         If the Bank determines (which determination shall be conclusive and binding on the parties hereto) that:

                  (a) deposits of the necessary amount for the relevant Interest Period for any Eurodollar Advance are not available to the Bank in the relevant market or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period;

                  (b) the Eurodollar Rate will not adequately and fairly reflect the cost to such Bank of making or funding the Eurodollar Advance for its relevant Interest Period; or

                  (c) the making or funding of any Eurodollar Advance has become impracticable as a result of any event occurring after the date of the Loan Agreement or this Note which, in the opinion of such Bank, materially and adversely affects such Eurodollar Advance or the Bank's commitment to make such Eurodollar Advance or the relevant market; the Bank shall promptly give notice of such determination to the Borrower, and (A) all Eurodollar Advances made by the Bank shall accrue interest as Base Rate Advances during the period on and after the date of the Bank's notice through the date on which the Bank determines that the circumstances giving rise to the Bank's determination under subsection
         (a), (b) or (c) no longer exists; (B) (1) any notice of a new Eurodollar Advance previously given by the Borrower and not yet borrowed or converted shall be deemed to be a notice to make a Base Rate Advance and (2) the Borrower shall be obligated to either prepay in full any outstanding Eurodollar Advances without premium or penalty other than any amount required by the following paragraph on the last day of the current Interest Period with respect thereto or convert any such Eurodollar Advance to a Base Rate Advance or, in either case, on such earlier date as may be required by applicable law. Any prepayment of any Eurodollar Advance prior to the end of its Interest Period shall be accompanied by any payment required by the following paragraph.

         Upon demand, the Borrower will indemnify (any payment under this paragraph being a "Make-Whole Payment") and hold the Bank free and harmless from all reasonable losses, costs and expenses which the Bank may sustain or incur (including, without limitation, any loss or expense sustained or incurred in obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Eurodollar Advance) to the extent not otherwise compensated for under the Loan Agreement or this Note and not mitigated by the redeployment of such deposits or other funds as a result of: (a) a default by the Borrower in payment when due of the principal of or interest on any Eurodollar Advance; (b) the Borrower's failure (other than a failure attributable to a default by the Bank) to make a borrowing, conversion or refunding with respect to a Eurodollar Advance after making a request therefor in accordance with the terms of this Note; (c) a prepayment (whether mandatory or otherwise) of a Eurodollar Advance before the expiration of the related Interest Period; and (d) any Event of Default by the Borrower under the Loan Documents and a demand for payment of a Eurodollar Advance by the Bank before the expiration of the related Interest Period. A certificate as to any such loss, cost or expense shall be submitted by the Bank to the Borrower together with the Bank's request for indemnification (which requests shall set forth the basis for requesting such amounts) and shall, in the absence of manifest error or error proven by the Borrower, be conclusive and binding as to the amount thereof.

         The Borrower agrees to reimburse the Bank upon demand in the event any applicable law, rule or regulation shall impose, modify or deem applicable any tax (other than on the overall net income of the Bank by the United States of America or the State of Minnesota), duty, reserve (including, without limitation, any such item imposed by the Board of Governors of the Federal Reserve System) or similar requirement against the Bank, its assets or any deposits or credit extended by or to the Bank on the interbank eurodollar market.

         If at any time due to the adoption of any law, rule, regulation, treaty or directive, or any change therein, or in the interpretation or administration thereof by any court, central bank, governmental authority, agency or instrumentality, or comparable agency charged with the interpretation or administration thereof, or for any other reason arising subsequent to the date of this Note, it shall become unlawful or impossible for the Bank to make or fund any Eurodollar Advance, the obligation of the Bank to provide such Eurodollar Advance shall, upon the happening of such event, forthwith be suspended for the duration of such illegality or impossibility. If any such event shall make it unlawful or impossible for the Bank to continue any Eurodollar Advance previously made by it hereunder, the Bank shall, upon the happening of such event, notify the Borrower in writing, and the Borrower shall, at the time notified by the Bank, either convert each such unlawful Eurodollar Advance to a Base Advance or repay such Eurodollar Advance in full, together with accrued interest thereon and any Make-Whole Payment required by this Note.

         Notwithstanding any provision of the Loan Agreement or this Note to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of the Loan in any manner it elects; it being understood, however, that for purposes of the Loan Agreement and this Note, all determinations hereunder shall be made as if the Bank had actually funded and maintained each Eurodollar Advance during the Interest Period for such Advance through the purchase of deposits having a term corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate.

         This Note is the Revolving Credit Note referred to in, and is entitled to the benefits of, the Letter Loan Agreement dated as of December 16, 1992 (the Letter Loan Agreement as amended, modified, supplemented or restated from time to time being the "Loan Agreement;" capitalized terms not otherwise defined herein being used herein as therein defined) between the Borrower and the Bank. The Loan Agreement, among other things, (i) provides for the making of Advances (the "Advances") by the Bank to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Note; (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events prior to the maturity hereof upon the terms and conditions therein specified; (iii) contains provisions for the mandatory prepayment hereof upon certain conditions; and (iv) permits the voluntary prepayment hereof, without premium or penalty, upon certain conditions.

         Presentment and demand for payment, notice of dishonor, protest and notice of protest are hereby waived. In the event of default, the Borrower agrees to pay costs of collection and reasonable attorneys' fees reasonably incurred by the Bank (whether or not suit is commenced), including, without limitation, attorneys' fees and legal expenses reasonably incurred in connection with any appeal of a lower court's judgment or order.

         This Note is being delivered in replacement of, but not in payment of, that certain Replacement Demand Revolving Credit Note dated as of December 22, 1994 made by the Borrower payable to the order of the Bank in the principal amount of $2,500,000.00.


                                     CHRONIMED INC.


                                     By:
                                         ------------------------------------
                                     Its: